BUSINESS WIRE	DIRECT LINE NUMBER
40 EAST 52ND STREET	(212) 752-9600
NEW YORK, NY 10022

FOR IMMEDIATE RELEASE

DREYFUS MUNICIPAL BOND CLOSED-END FUNDS
COMMENCE ISSUER TENDER OFFERS FOR OUTSTANDING
AUCTION RATE PREFERRED STOCK

NEW YORK, NY, January 23, 2018 — The Dreyfus Corporation announced today that each of the Dreyfus municipal bond closed-end funds listed below (each, the "Fund" and, collectively, the "Funds") announced today that the Fund commenced an issuer tender offer (each, a "Tender Offer") to purchase up to 100% of the Fund's outstanding auction rate preferred stock ("ARPS") at a price per share equal to 95% of the liquidation preference of $25,000 per share (or $23,750 per share), plus any unpaid ARPS dividends accrued through February 28, 2018, the expiration date of each Tender Offer, or such later date to which such Tender Offer is extended.

Fund	Ticker Symbol
Dreyfus Strategic Municipals, Inc.	LEO
(Series M, Series T, Series W, Series TH and Series F)
Dreyfus Strategic Municipal Bond Fund, Inc.	DSM
(Series A, Series B and Series C)
Dreyfus Municipal Income, Inc.	DMF
(Series A and Series B)

Each Fund's Tender Offer is conditional upon the Fund's creation of tender option bonds ("TOBs") on terms satisfactory to the Fund and upon satisfaction of certain other conditions set forth in the Fund's Offer to Purchase and the related Letter of Transmittal. Each Fund currently intends to replace the leverage associated with any tendered ARPS with TOBs.

This announcement is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of any Fund. Each Fund has filed with the Securities and Exchange Commission a tender offer statement on Schedule TO and related exhibits, including an Offer to Purchase, a related Letter of Transmittal and other related documents (the "Offer Documents"). The Offer Documents will be distributed to holders of the ARPS. Holders of a Fund's ARPS may obtain additional copies of the Offer Documents for such Fund, without charge, by contacting AST Fund Solutions LLC, the Funds' Tender Offer information agent, toll free at (877) 478-5047. ARPS holders can also obtain the Offer Documents free of charge on the Securities and Exchange Commission's website at www.sec.gov. Holders of a Fund's ARPS should read these documents and related exhibits for the Fund carefully as the documents contain important information about the Fund's Tender Offer.

If you have questions about a Fund's Tender Offer and hold the Fund's ARPS through a broker or other nominee holder, you can call your broker or other nominee holder directly. You may also call AST Fund Solutions LLC, the Funds' Tender Offer information agent, toll free at (877) 478-5047, with any questions.

No Tender Offer will be made to, nor will tenders pursuant to any Tender Offer be accepted from or on behalf of, holders of a Fund's ARPS in any jurisdiction in which making or accepting the Tender Offer would violate that jurisdiction's laws.

*****

The Dreyfus Corporation, a wholly-owned subsidiary of The Bank of New York Mellon Corporation, serves as each Fund's investment adviser. The Dreyfus Corporation was established in 1947 and is headquartered in New York City. Additional information is available at www.im.bnymellon.com.

This press release is not a prospectus, circular or representation intended for use in the purchase or sale of Fund shares. Statements in this press release that are not historical facts are forward-looking statements. Such forward-looking statements represent the Funds' current plans based on information available at the time the statements are made. You should exercise caution in interpreting and relying on forward-looking statements, because they are subject to uncertainties and other factors which are, in some cases, beyond a Fund's control and could cause actual results to differ materially from those set forth in the forward-looking statements. The Funds, The Dreyfus Corporation, and any of their affiliates, directors, employees or agents undertake no responsibility to update publicly or revise any forward-looking statements.

###

For Press Inquiries: The Dreyfus Corporation Benjamin Tanner (212) 635-8676	For Other Inquiries: MBSC Securities Corporation The National Marketing Desk 200 Park Avenue New York, New York 10166 1-800-334-6899